Exhibit 10.26
SEPARATION AND GENERAL RELEASE AGREEMENT
This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into by and among William P. Kerfin, Jr. (the “Executive”), on the one hand, and Forterra, Inc. (“Forterra”), and USP Holdings, Inc. (the “Company”), on the other hand, and is effective as of the Effective Date (as defined herein). The Company, Forterra and the Executive shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”
WHEREAS, the Executive has been employed by the Company as its President pursuant to that certain Employment Agreement dated April 26, 2016 between Executive and the Company (the “Employment Agreement”), which superseded, terminated and cancelled that certain Senior Management Agreement between the Executive and the Company dated March 2, 2015 and which combines certain ongoing post-Employment restrictive covenants that survive termination of Employment;
WHEREAS, LSF9 Concrete Holdings Ltd, a private limited company incorporated under the laws of the Bailiwick of Jersey (“Concrete Holdings”) previously established the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan (as amended, supplemented, restated, or otherwise modified, the “LTIP”), in accordance with which Executive and Concrete Holdings entered into that certain Award Agreement dated August 21, 2016, which superseded, terminated and cancelled that certain Long Term Incentive Plan Award Agreement between the Executive and Concrete Holdings dated April 26, 2016 (as amended, supplemented, restated or otherwise modified, the “Award Agreement”);
WHEREAS, pursuant to that certain Assignment and Assumption Agreement dated as of October 14, 2016, Concrete Holdings assigned and transferred all rights, title, interest and certain obligations in and under the LTIP to Forterra, and after such date Forterra maintains the LTIP;
WHEREAS, Executive and Forterra entered into that certain Indemnification Agreement dated October 19, 2016, which provides certain rights to indemnification of the Executive by the Company and by which the Company is bound(the “Indemnification Agreement”);
WHEREAS, the Parties have determined that it is in their mutual best interests for Executive’s service with the Company and its affiliates to terminate on the terms and conditions set forth herein; and
WHEREAS, Executive, Forterra and the Company wish to resolve all matters related to the Executive’s employment with the Company and the cessation thereof, the LTIP and the Award Agreement, on the terms and conditions expressed in this Agreement.
NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.Resolution of Disputes. The Parties have entered into this Agreement as a way of severing the employment relationship between them and amicably settling any and all potential disputes concerning the Executive’s service with Forterra and the Company, the cessation thereof, the LTIP and the Award Agreement (the “Disputes”). The Parties desire to resolve the Disputes and all issues raised by the

Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims. For these reasons, they have entered into this Agreement.

2.Separation Date. Executive and the Company agree that Executive’s employment with the Company has ceased effective at 11:59 p.m. CDT on July 23, 2018 (the “Separation Date”), and that the Company will deem such cessation to be a termination without Cause (as defined under the Employment Agreement). In connection with such cessation, Executive has resigned from all positions Executive held with Forterra, the Company and any of its affiliates, effective as of the Separation Date. Notwithstanding the foregoing, for purposes of the Employment Agreement, the Plan and the Award Agreement, the parties agree that Executive’s cessation of service constitutes, and shall be deemed to constitute, a termination by the Company without Cause. Executive hereby waives any notice period with respect to the termination of his Employment.

3.Payments and Benefits.
3.1    Accrued Rights. Executive shall be entitled to payment of (i) his regular base salary earned through the Separation Date, (ii) any unreimbursed business expenses, (iii) any vacation days that have been accrued but unused under the Company’s vacation policy that are required to be cashed out under state law, and (iv) any reimbursements and payments due to the Executive under the Company’s benefit plans, programs or arrangements, with such amounts payable in accordance with the terms of such plans, programs or arrangements.
3.2    LTIP. The Parties acknowledge and agree that Executive shall retain all 80,000 of the Pool Units granted to him under the Award Agreement and the LTIP until the six-month anniversary of the Separation Date and shall remain entitled to all payments due to Executive in connection with any Liquidity Event (as defined in the LTIP) occurring on or before the six-month anniversary of the Separation Date with respect to all such Pool Units; provided, however, that all such Pool Units and any right to such payment shall be immediately forfeited on the date the Executive first violates any of the restrictive covenants set forth in Section 5 of the Employment Agreement. Any payments due under the LTIP shall be made in accordance with the terms and conditions of the Award Agreement and the LTIP.
3.3    Equity Awards. Executive acknowledges and agrees that all other equity awards that he holds in Forterra or any affiliate which are unvested as of the Separation Date under the terms of such awards shall be cancelled and forfeited without the payment of any additional consideration therefore as of the Separation Date.
3.4    No Other Benefits. Except as provided in Sections 3.1 and 3.2 of this Agreement, Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or the cessation thereof. Executive further acknowledges and agrees that Executive has received all compensation and benefits owed to him and that the Company or its affiliates do not owe any additional compensation or benefits, including but not limited to salary, wages, bonus, accrued time off, reimbursement for expenses, or any other alleged entitlement or benefit, other than what has already been received or as set forth in Sections 3.1 and 3.2. Further, Executive agrees that, in connection with any appointments on management and advisory boards for the Company and any affiliates of the Company, and for any tasks performed in connection therewith, Executive shall not be entitled to any further remuneration and/or any other benefits.
3.5    Special Separation Pay. In lieu of any separation payments provided under any other plans, programs, agreements or arrangements, in consideration of Executive’s undertakings set forth in this Agreement, and conditioned upon Executive’s execution, delivery, and non-revocation of this Agreement and Executive’s continued compliance with his obligations under this Agreement and Section 5 of the Employment Agreement, the Company shall provide the Executive with the following payments and benefits (the “Special Separation Compensation”):
a.Continued payment of the Executive’s current base salary of $385,000 for a period of twelve (12) months following the Separation Date, which amount shall be subject to all applicable taxes and withholdings and shall be payable in accordance with the Company’s customary payroll practices over such period;

b.In lieu of the notice period contemplated by Section 4(a) of the Employment Agreement, and in exchange for the waiver of any such notice by Executive, a one-time payment in the amount of $33,328.00,which amount shall be subject to all applicable taxes and withholdings and shall be payable in accordance with the Company’s customary payroll practices, in a lump sum within fourteen (14) days of the Effective Date of this Agreement (as defined herein);

c.Payment, at the time annual bonuses are paid to other Company executives, but no later than March 15, 2019, of an annual bonus for calendar year 2018 (based on actual performance for such year) in a lump sum amount pro-rated based on the number of days from January 1, 2018 through the Separation Date, subject to all applicable taxes and withholdings; and

d.For a period of twelve (12) months following the Separation Date, access to health coverage for Executive and his dependents under the Company’s group insurance plans at the same rate applicable to Executive as of immediately prior to the Separation Date.

Notwithstanding any of the foregoing, the Company shall not be obligated to make any of the payments or provide any of the benefits set forth in this Section 3.5 in the event Executive violates any of the obligations under this Agreement or Section 5 of the Employment Agreement. By executing this Agreement, Executive acknowledges that neither the Company nor any of the Releasees (defined below) has any prior obligation to provide the Special Separation Compensation. Executive also acknowledges and agrees that the acceptance of the Special Separation Compensation and attendant obligations as described in this Agreement is in consideration of Executive’s promises and undertakings as set forth in this Agreement, and that if Executive violates any of the requirements and prohibitions set forth in this Agreement or Section 5 of the Employment Agreement, Executive forfeits and has no right to the Special Separation Compensation. Executive further acknowledges and agrees that the Company has satisfied all obligations owed to Executive pursuant to Executive’s Employment with the Company and the Executive’s participation in its benefit plans, and that no additional sums are owed by the Company or any of the other Releasees for any reason.

3.6    No Representations as to Taxation. The Company makes no representations regarding the taxability or legal effect of the payments described in this Agreement, and Executive is not relying on any statement or representation of the Company in this regard. Executive will be solely responsible for the payment of any taxes assessed on the payments made hereunder.
3.7    Notice of Purported Violation. While the Company and the Executive both have full faith and expectation that each shall comply with all terms and conditions of this Agreement and the Employment Agreement as reaffirmed by paragraph 11 of this document, in the event of a perceived violation by either party, the party who believes the Agreement has been violated shall provide notice pursuant to paragraph 23 of this document and inform the other party of the nature and timing of the purported violation. Notice shall be provided with seven (7) days of the purported violation or at such time when the violation came to the attention of the aggrieved party. Within seven (7) days of the date of such notice, the party receiving the notice of purported violation shall respond and attempt to cure the alleged violation if possible or otherwise dispute or admit the violation. Attempting to cure the purported violation shall not be deemed as admitting the violation. During this time frame, the Company agrees to refrain from withholding Executive’s salary continuation and/or benefits pursuant to Section 3.5 of this Agreement or initiating a cause of action in a court of law or pursuant to Section 15 of this document unless the Executive admits the violation. During this time frame, the Executive likewise agrees to refrain from initiating a cause of action in a court of law or pursuant to Section 15 of this document unless the Company admits the violation. Notwithstanding any of the foregoing portions of this Section 3.7, nothing in this Section 3.7 shall prevent the Company from immediately seeking or obtaining immediate injunctive relieve under Section 11 of this Agreement in the event that Executive violates the covenants in Section 5 of the Employment Agreement. In addition, nothing in this Section 3.7 shall be construed as a waiver of any of the rights or remedies of the Company or the Executive.
4.General Release.
a.In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, Executive, on behalf of himself and his agents, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, Forterra, Forterra US Holdings, LLC, Concrete Holdings, Lone Star Fund IX (U.S.), L.P., Hudson Advisors, L.P., and each of their respective parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, partners, shareholders, attorneys, agents, representatives and employees, and each of their respective affiliates, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting in his or his representative, individual or any other capacity (each a “Releasee” and, collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (collectively, the “Claims”), including but not limited to those which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of the Executive’s employment with the Company, the cessation thereof, the Award Agreement, the LTIP, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the time he signs this Agreement (the “General Release”). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Executive’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Executive may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company or any Releasee and to any Claims fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters.

b.Executive intends that this General Release extend to any and all Claims of any kind or character related to the Company or any Releasee, and Executive, on behalf of himself, his agents, heirs, executors, successors and assigns, therefore expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims.

c.Executive represents and warrants that Executive has not filed, and Executive will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”) or limits Executive’s ability provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law. Furthermore, if Executive makes a confidential disclosure of any trade secret or confidential information of the Company to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, Executive will not be held liable under this Agreement, the Employment Agreement, the Award Agreement, or under any federal or state trade secret law for such a disclosure. Executive also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees. Executive also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Releasees.

d.Nothing in this Section 4 shall be deemed to release (i) Executive’s right to enforce the terms of this Agreement, (ii) Executive’s rights, if any, to any vested benefits as of Executive's last day of employment with the Company under the terms of an employee compensation or benefit plan, program or agreement in which Executive is a participant, or (iii) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

e.Executive hereby represents and warrants to the Releasees that Executive is the sole owner of any Claims that Executive may now have or in the past had against any of the Releasees and that Executive has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity.

5.Return of Property. Executive represents and warrants that as of the Effective Date he has returned to the Company all property of the Company in whatever form in accordance with the terms of Section 5(f) of the Employment Agreement.
6.Cooperation. Executive agrees to make himself available as reasonably requested by the Company, and after reasonable advance notice that shall not materially interfere with Executive’s other commitments, with respect to, and to use reasonable best efforts to cooperate in conjunction with any litigation, arbitration, inquiry, investigation (internal or external), proceeding, or dispute of any kind arising from or relating to events that occurred during Executive’s employment with the Company and its affiliates (whether such litigation, arbitration, inquiry, investigation, proceeding or dispute is currently pending or subsequently initiated) involving the Company or any affiliate of the Company including providing interviews, testimony and preparing to provide testimony if so requested by the Company. Executive shall be entitled to payment in the amount of $215 per hour for any such cooperation and the Company shall reimburse Executive for any reasonable travel and other expenses incurred in connection with such cooperation. Nothing in this Agreement is intended to modify the rights and obligations of the Company or the Executive under the Indemnification Agreement.
7.Reemployment. Executive acknowledges in consideration of the Special Separation Compensation described in Section 3.5 of this Agreement, that as of the date of the Executive’s execution of this Agreement, Executive does not intend to seek and will not seek to be rehired by the Company or any of the other Releasees. Executive further acknowledges and agrees that should Executive seek rehire with the Company or any of the other Releasees in the future, and the Company or any of the other Releasees does not offer Executive employment, that refusal to offer employment is in no way discriminatory or retaliatory.
8.Confidentiality. Executive understands and acknowledges that Forterra’s common stock is publicly traded on the Nasdaq Global Market Exchange and that Forterra may have the obligation to make public either the existence of this Agreement, certain of its terms and the circumstances surrounding Executive’s separation from employment with the Company. Notwithstanding the foregoing, Executive agrees not to voluntarily make the existence of this Agreement, the terms and conditions set forth in this Agreement, or the circumstances surrounding this Agreement known to anyone other than the attorney and/or tax consultant from whom he receives counseling or, if he is married, to his spouse, or except as otherwise required by law. Executive acknowledges that any such person must agree not to further disclose the existence of, the terms of, or the circumstances surrounding this Agreement. The Parties agree that this promise is a material inducement to the Company to enter into this Agreement.
9.No Other Lawsuits or Claims. Executive affirms that Executive is the sole owner of all claims related to Executive’s employment, that Executive has not assigned or transferred any claims to any other person or entity, and that Executive has no claims, lawsuit or action pending against any of the Releasees. Executive further affirms that Executive has no cause to believe any violation of any local, state or federal law has occurred with regard to Executive’s employment or separation. Executive affirms that Executive has not and has no cause to believe that Executive incurred or sustained any work-related injury during Executive’s employment.
10.Defense of Trade Secrets Act Notification. Executive understands and acknowledges that Executive’s non-disclosure obligations pursuant to this Agreement and Section 5 of the Employment Agreement are subject to the following immunity provisions of the Defend Trade Secrets Act of 2016:

a.
The Company hereby notifies Executive that Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.
An individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

11.Covenants. In consideration of the payments set forth in this Agreement, Executive reaffirms the covenants made in Section 5 of the Employment Agreement, which are incorporated herein by reference and modified as follows: all references to the words clay and brick in section (c) of Section 5 of the Employment Agreement are hereby stricken and no longer enforceable; in addition, Section 5 of Employment Agreement shall not be interpreted to prohibit employment with companies that do not engage in developing or manufacturing building or water transmission products including pipe but do engage in resale or installation of such products, including but not limited to fire protection services, products and applications, so long as Executive does not engage in the sale resale or distribution of any the types of pressurized potable water products sold by U.S. Pipe or pressurized wastewater products sold by U.S. Pipe except to the extent that such products are incorporated into fire protection products and Executive otherwise complies with all covenants in Section 5 of the Employment Agreement, including those with respect to confidential information. All other language in Section 5 of the Employment Agreement remains valid and in full force and effect. For avoidance of doubt, Executive understands and agrees that he shall not provide Confidential Information to any non-governmental party asserting any claims against the Company or its affiliates. As the sole exception to the exclusive arbitration provision in Section 15 of this Agreement, Executive agrees that the Company may enforce the obligations of those covenants by injunctive action in the state or federal courts of Dallas County, Texas without prior notice and without posting bond, to the maximum extent permitted by law, and Executive hereby irrevocably consents to jurisdiction of such courts.
12.Consultation with Attorney: Voluntary Agreement. Executive understands and agrees that he is under no obligation to consent to the General Release set forth in Section 4 above. Executive acknowledges and agrees that the payments set forth in Section 3.5 of this Agreement and the prior provision by the Company of Confidential Information to Executive are sufficient consideration to require him to abide with his obligations under this Agreement and Section 5 of his Employment Agreement, including but not limited to the General Release set forth in Section 4 herein. Executive represents and agrees that Executive (i) is not relying upon any statements, understandings, representations, expectations or agreements other than those expressly set forth in this Agreement; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge and the advice of his own legal counsel; (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; (iv) has read and understands the terms and effect of this Agreement and that this Agreement contains the full and final release of all claims against the Company and the Releasees; (v) is entering into this Agreement knowingly and voluntarily; (vi) is not, and would not be, otherwise entitled to the payments or benefits described herein but for his undertakings and agreements set forth herein; (vii) has been, by this Agreement, advised to consult with an attorney before signing this Agreement; and (viii) the only consideration for him signing this Agreement are the terms stated herein and no other promises or representation of any kind have been made by any person or entity whatsoever to cause him to sign this Agreement.
13.Revocation Rights. Executive acknowledges that this Agreement includes a waiver of any rights and claims arising under the ADEA and the Older Workers Benefit Protection Act (the “ADEA Release”). Executive acknowledges that the consideration that Executive is receiving in exchange for this waiver of the rights and claims specified in this Agreement exceed anything of value to which Executive is already entitled. Executive acknowledges that Executive was advised in writing to consult with an attorney prior to executing this Agreement. Executive represents and agrees that Executive fully understands the right to discuss all aspects of this Agreement with legal counsel, and to the extent Executive has deemed it appropriate, Executive has fully availed himself of this right. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 4 above, although he may sign and return it sooner if he so desires. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement (the “Effective Date”).

Executive further acknowledges and agrees that, in the event that he revokes this Agreement, it shall have no force or effect, and he shall have no right to receive any payments or benefits pursuant to Section 3.5 hereof.
14.Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.
15.Dispute Resolution. Subject to Section 11, any and all disputes relating to, arising from, or in connection with this Agreement, including the arbitrability thereof, shall be mutual agreement will be finally settled by binding arbitration in accordance with the Judicial Arbitration & Mediation Service, Inc. (“JAMS”) Comprehensive Arbitration Rules and Procedures or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute thirty (30) days after the giving of such notice may be submitted to JAMS arbitration conducted before a single neutral arbitrator in Dallas, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted by this Agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation. Each party will bear its own expenses and the fees of its own attorneys. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator’s award, the existence of any dispute hereunder. Executive acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.
16.Entire Agreement. This Agreement, the LTIP, the Award Agreement, the Indemnification Agreement, and Section 5 of the Employment Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. Executive agrees that he is not relying on any representations outside this Agreement. Executive acknowledges and agrees that, except with respect to Section 5 of the Employment Agreement, the Employment Agreement and the

Senior Management Agreement dated as of March 2, 2015 are cancelled and terminated and the Company has no ongoing obligations to Executive pursuant to those agreements.
17.Section 409A. The parties intend that the payments and entitlements provided hereunder be exempt from or in compliance with Section 409A of the Internal Revenue Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. The payments to Executive pursuant to this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2). Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), Executive and the Company shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Treasury regulation §1.409A-1(h).
18.Amendment. This Agreement may be modified or amended only by a written instrument signed by Executive and by an expressly authorized representative of the Company.
19.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
20.Successors and Assigns. This Agreement shall inure to the benefit of the Company and each of its successors and assigns. Executive shall not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment.
21.Drafting. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.
22.Headings. Descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

23.Notices. All notices required by this Agreement must be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.
24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or other electronic means of transmitting signature, and such signatures shall be considered an original for purposes of enforcement of the Agreement.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated: ____August 14, 2018________        ___/s/ William P. Kerfin, Jr.______
William P. Kerfin, Jr.

Dated: ___August 15, 2018__________        Forterra, Inc.
By: ___/s/ Jeff Bradley_________
Name: ___Jeff Bradley_________
Title:____CEO________________

Dated: ____August 15, 2018_________        USP Holdings, Inc.
By: ____/s/ Jeff Bradley________
Name: ____Jeff Bradley________
Title:____CEO________________